Exhibit 21.1

               SUBSIDIARIES OF ELECTRONIC SENSOR TECHNOLOGY, INC.

Name of Subsidiary                       Jurisdiction of Incorporation or Organization
----------------------------------       ---------------------------------------------
Amerasia Technology, Inc.                California

L&G Sensor Technology, Inc.              California

Electronic Sensor Technology, L.P.       California